Exhibit (h)(3)

STEADFAST ALCENTRA GLOBAL CREDIT FUND

AMENDMENT NO. 1

TO THE

DEALER MANAGER AGREEMENT

July 7, 2017

Steadfast Capital Markets Group, LLC
18100 Von Karman Avenue
Suite 500
Irvine, California 92612

Ladies and Gentlemen:

This Amendment No. 1 to the Dealer Manager Agreement (this “Amendment”) is effective as of July 7, by and between Steadfast Alcentra Global Credit Fund, a Delaware Statutory Trust (the “Fund”), and Steadfast Capital Markets Group, LLC, a Delaware limited liability company (the “Dealer Manager”). The Fund and the Dealer Manager are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Dealer Manager Agreement (as defined below).

WITNESSETH

WHEREAS, the Parties previously entered into that certain Dealer Manager Agreement, dated as of April 3, 2017 (the “Dealer Manager Agreement”), which provides for, among other matters, the appointment of the Dealer Manager as the Fund’s exclusive agent and managing dealer to solicit, and to cause Participating Dealers to solicit, purchasers of the Offered Shares at the purchase price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus; and

WHEREAS, pursuant to Section 13.3 (Amendment) of the Dealer Manager Agreement, the Parties desire to amend the Dealer Manager Agreement (i) to clarify that Distribution Fees are no longer payable with respect to Offered Shares repurchased by the Fund and (ii) to update the minimum purchase amounts with respect to the Offered Shares, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.1         Compensation. In order to give effect to the Parties’ agreement to amend the Dealer Manager Agreement as set forth above, Section 5.2(c) of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

5.2 Compensation.

(c) Distribution Fee. Upon the terms set forth in the Prospectus and with respect to Class T Shares and Class I Shares purchased in the Offering, the Dealer Manager will receive an annual distribution fee (“Distribution Fee”) of 1.0% of the public offering price of Class T Shares and 0.5% of the public offering price of Class I Shares at the time of purchase; provided, that the annual distribution fee on Class T Shares will be payable for a maximum of three years from the time of purchase and the annual distribution fee on Class I Shares will be payable for a maximum of 16 years from the time of purchase. The Dealer Manager may reallow a portion of the Distribution Fee to Participating Dealers (as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer); provided, however, that the Distribution Fee shall not begin to accrue until the date upon which the Fund has received and accepted subscriptions for at least $3,000,000 in Offered Shares (the “Minimum Offering Requirement”) and the Escrow Agent has released proceeds from the Escrow Account to the Fund. The Distribution Fee will not be payable with respect to DRIP Shares. All Distribution Fees payable with respect to the sales of Offered Shares will cease for all shareholders on the earliest to occur of the following: (i) a Liquidity Event (as defined in the Prospectus); (ii) the Dealer Manager advising the Fund that the aggregate underwriting compensation from all sources (determined in accordance with applicable FINRA rules), including upfront selling commissions, dealer manager fees, distribution fees, due diligence expenses incurred in connection with the marketing of this offering and any other underwriting compensation with respect to the Shares, would be in excess of 8.0% of the gross offering proceeds received in this offering; (iii) when the total upfront sales load and distribution fees attributable to any Share equals 8.0% of the gross offering proceeds from the sale of such Share (the ‘‘sales charge cap’’); and (iv) the date on which such Offered Shares are repurchased by the Fund. The sales charge cap for any Share will be reduced by the amount of any portion of the upfront sales load that is waived for such Share.

Section 1.2         Submission of Orders. In order to give effect to the Parties’ agreement to amend the Dealer Manager Agreement as set forth above, Section 6(a) of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

6. Submission of Orders.

(a) Each person desiring to purchase Offered Shares in the Offering will be required to complete and execute a subscription agreement in the form attached as an appendix to the Prospectus (the “Subscription Agreement”) and to deliver to the Dealer Manager or Participating Dealer, as the case may be (the “Processing Broker-Dealer”), such completed Subscription Agreement, together with a check, draft, wire or money order (hereinafter referred to as an “instrument of payment”) in the initial amount of $10.00 per Class A Share, $9.68 per Class T Share, $9.39 per Class D Share and $9.20 per Class I Share until the Fund has achieved the Minimum Offering Requirement, and thereafter at a public offering price equal to the Fund’s NAV plus the applicable selling commissions and/or Dealer Manager Fees, or such other per share purchase price as the Fund’s Board of Directors may establish from time to time (subject to available discounts based upon the volume of shares purchased and for certain categories of purchasers, as specified in the Prospectus). In no event shall the aggregate selling commissions, Dealer Manager Fees and Distribution Fees exceed 8.0% of the gross offering proceeds received in the Offering. There shall be a minimum initial purchase by any one purchaser of $5,000 in Offered Shares; however, for qualified accounts the minimum initial purchase is $2,500 in Offered Shares (except as otherwise indicated in the Prospectus, or in any letter or memorandum from the Fund to the Dealer Manager). Minimum subsequent purchases of Offered Shares shall be $100 per transaction. Until such time as the Fund has received and accepted the Minimum Offering Requirement and released the proceeds from such subscriptions from the Escrow Account, those purchasers who purchase Offered Shares will be instructed by the Processing Broker-Dealer to make their checks payable to “UMB Bank, N.A., as escrow agent for Steadfast Alcentra Global Credit Fund.” Thereafter, those persons who purchase Offered Shares will be instructed by the Processing Broker-Dealer to make their checks payable to “Steadfast Alcentra Global Credit Fund.”

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ARTICLE II

MISCELLANEOUS

Section 2.1 Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Dealer Manager Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Dealer Manager Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Section 2.2 Applicable Law; Venue. This Amendment was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 2.2. Venue for any action brought hereunder shall lie exclusively in Irvine, California.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts, including by telecopy or other electronic methods. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Amendment.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STEADFAST ALCENTRA GLOBAL CREDIT FUND

By:	/s/ Christopher Hilbert
Name: Christopher Hilbert
Title: Chief Executive Officer

STEADFAST CAPITAL MARKETS GROUP, LLC

By:	/s/ Phillip D. Meserve
Name: Phillip D. Meserve
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to the Dealer Manager Agreement